Exhibit 10.9
December 15, 2008
Mr. John R. Huff
Oceaneering International, Inc.
11911 FM 529
Houston, TX 77041

Re:	Modification to December 21, 2006 Service Agreement (“Modification”)
Dear Mr. Huff:
In order to comply with Section 409A of the Internal Revenue Code, it is necessary to modify the Amended and Restated Service Agreement (and Annex I thereto), dated December 21, 2006 (the “Agreement”), entered into between you and Oceaneering International, Inc. (the “Company”).
To effect these purposes, the following provisions of the Agreement and Annex I thereto shall be modified as set forth below, effective as of the close of business on December 31, 2008. Any capitalized terms used but not defined herein shall be as defined in the Agreement.
1.	Sections 8(a) and 8(b) of the Agreement are hereby modified to read as follows:
“(a) Any other provision of this Agreement to the contrary notwithstanding, if the present value (as defined herein) of the total amount of payments and benefits to be paid or provided to you which are considered to be “parachute payments” within the meaning of Section 280G(b) of the Code, when added to any other such “parachute payments” received by you in connection with a Change of Control, whether or not under this Agreement, is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Code Section 4999, the Company shall pay to you an additional amount (hereinafter referred to as the “Excise Tax Premium”). The Excise Tax Premium shall be equal to the excise tax determined under Code Sections 280G and 4999 attributable to the total amount of payments and benefits to be paid or provided to you under this Agreement and any other “parachute payments” received by you in connection with a Change of Control. The Excise Tax Premium shall also include any amount attributable to excise tax on the Excise Tax Premium. The Company shall also pay to you an additional amount (the “Additional Amount”) such that the net amount received by you, after paying any applicable Excise Tax Premium and any federal or state income, excise or other tax on such additional amount, shall be equal to the amount that you would have received if such Excise Tax Premium were not applicable. You shall be deemed to pay income taxes on the date of termination of your service at the highest marginal rate of income taxation in effect in your taxing jurisdiction. The Additional Amount shall include any amount attributable to income, excise or other tax on the Additional Amount.
(b) Not later than 30 days following your Termination Date as provided herein, the independent public accountants acting as auditors for the Company on the date of the Change of Control (or another accounting firm designated by you) shall determine whether the sum of the present value of any “parachute payments” payable under this Agreement and the present value of any other “parachute payments” received by you in connection with a Change of Control is in excess of the amount you can receive without causing you to be subject to an excise tax with respect to such amount on account of Code Section 4999, and shall determine the amount of any Excise Tax Premium and Additional Amount payable to you. The Excise Tax Premium and Additional Amount shall be paid to you as soon as practicable but in no event later than 30 days following your Termination Date, and shall be net of any amounts required to be withheld for taxes.”
2.	Section 12 is hereby modified to read as follows:
“The Company shall reimburse you for all legal and other costs (including but not limited to, administrative, accounting, tax, human resource and expert witness fees and expenses) incurred by you as a result of your seeking to obtain, assert or enforce any right or benefit conferred upon you by this Agreement.
You shall submit all invoices for such incurred costs to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred. The Company shall reimburse you for such costs within 14 days of receipt of such invoices, whether or not disputed.
To the extent that your Spouse or Children are seeking to obtain, enforce or assert any right or benefit conferred on them by this Agreement, they shall be entitled to fee and expense reimbursement as if the right or benefit had been asserted by you.”
3.	The Agreement is hereby modified by adding a new Section 17 to the end thereof which shall read as follows:
“17. Section 409A of the Code.
(a) You shall have no right to specify the calendar year during which any payment hereunder shall be made.
(b) All reimbursements or provision of in-kind benefits pursuant to this Agreement shall be made in accordance with Treasury Regulation §1.409A-3(i)(1)(iv) such that the reimbursement or provision will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed or in-kind benefits provided under this Agreement during one taxable year may not affect the amounts reimbursed or provided in any other taxable year, the reimbursement of an eligible expense shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or provision of an in-kind benefit is not subject to liquidation or exchange for another benefit. Notwithstanding any provision to the contrary in the Agreement, you agree that you shall submit reimbursable expenses to the Company no later than 30 days prior to the end of the taxable year following the taxable year in which they were incurred.
(c) An entitlement to a series of payments under this Agreement will be treated as an entitlement to a series of separate payments.
(d) Notwithstanding anything to the contrary in the Agreement, notification of any determination required under Section 6(b) shall be made to the Company no later than 30 days prior to date you remit the applicable tax to the taxing authority.”
4.	The definition of “Market Value” in Annex I is hereby modified by adding the following sentence to the end thereof which shall read as follows:
“With respect to grants or determinations made on and after January 1, 2009, ‘Market Value’ means, as of a particular date, (i) if Shares are listed or quoted on a national securities exchange, the closing price per Share reported or quoted on the consolidated transaction reporting system for the principal national securities exchange on which Shares are listed or quoted on that date, or, if there shall have been no such sale so reported or quoted on that date, on the last preceding date on which such a sale was so reported or quoted, (ii) if Shares are not so listed or quoted, the closing price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, Inc., or, if not reported by the Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated, or (iii) if Shares are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.”
5.	The definition of “Termination Date” in Annex I is hereby modified to read as follows:
“‘TERMINATION DATE’ means the earlier of that date which is the final date of your service pursuant to Section 4 or August 15, 2011.”

6. The third sentence of Subsection (a) of the definition of “Termination Package” in Annex I is hereby modified to read as follows:
“In the event of your subsequent Disability, death or a Change of Control, all unpaid amounts under this Subsection (a) shall be accelerated and paid to you or your estate, as applicable, in a non-discounted lump-sum payment within five days of such event;”
7. Subsection (c)(iii) of the definition of “Termination Package” in Annex I is hereby modified to read as follows:
“Performance Units, Restricted Stock Units, and any shares of Restricted Stock issued under the Plans and Other Plans shall be vested with all conditions to have been deemed to have been satisfied at the maximum level (provided that such awards had not theretofore been forfeited),”
If you agree to the terms set forth in this Modification, please sign below and return one copy of this letter to the Company. As always, we appreciate your continued service and loyalty to the Company.

Sincerely, Oceaneering International, Inc.
By:	/s/ Harris J. Pappas
Harris J. Pappas, Chairman
Compensation Committee of the Board of Directors

Agreed to this 15th day of December, 2008:

/s/ John R. Huff
John R. Huff

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